EXHIBIT 99.1 - Press release

For Immediate Release   Contacts
May 10, 2006            Brian T. Beckwith, President & CEO
                        Michael DeMarco, Chief Financial Officer
                        (201) 712-0090

Peoples Educational Holdings, Inc. Announces First Quarter Results

Saddle Brook, New Jersey, May 10, 2006 - Peoples Educational Holdings, Inc. (Nasdaq: PEDH) today reported revenue of $5.8 million, for its first quarter ended March 31, 2006, up 18.1% from $4.9 million for the first quarter of 2005. Net loss for the quarter was $776,000, a 12.2% decrease from the $884,000 loss posted in the first quarter of 2005. Basic and diluted net loss per share was $0.17 for the three months ended March 31, 2006 compared to $0.23 per share net loss for the same period in 2005.

"We are very pleased with our revenue growth for the three-month period ended March 31, 2006 compared to the prior year. Our Test Preparation and Assessment revenue continues to be strong, as revenue for these products is up 11.7% for the quarter, compared to the same period in the prior year. Our new Focused Instruction product continues to grow at a rapid pace; it increased over 200% from the prior quarter as we continue the rollout of these new products. The three-month period ended March 31 is our lowest revenue quarter and has historically resulted in a net loss. I am encouraged by the fact that our net loss for the period is 12% better than the prior year, as we continue to grow revenue and control expenses," said Brian Beckwith, President and CEO.

ABOUT PEOPLES EDUCATIONAL HOLDINGS, INC.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction Product Group

Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading, language arts, and mathematics.

College Preparation Product Group

The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Peoples Educational Holdings, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco, CFO
Press Contact: Michael DeMarco, CFO
Phone: 201-712-0090
investorrelations@peoplespublishing.com

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.


                                        5